As filed with the Securities and Exchange Commission on August 16, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Genelabs Technologies, Inc.
(Exact name of registrant as specified in its charter)
California
(State or other jurisdiction of incorporation or organization)

94-3010150
(I.R.S. Employer Identification Number)
505 Penobscot Drive
Redwood City, California 94063
(650) 369-9500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
James A.D. Smith
President and Chief Executive Officer
Genelabs Technologies, Inc.
505 Penobscot Drive
Redwood City, California 94063
(650) 369-9500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:

Thomas J. Ivey, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1100
Palo Alto, California 94301 (650) 470-4500

From time to time after the effective date of this Registration Statement.
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per unit (2)(3)	Proposed maximum aggregate offering price (2)(3)(4)	Amount of registration fee
Common Stock, no par value
Preferred Stock, no par value
Senior Debt Securities
Subordinated Debt Securities
Warrants
Total			$50,000,000	$1,535

(1)
The shares of common stock set forth in the calculation of registration fee table, and which may be offered pursuant to this registration statement, include, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares of the registrant's securities that may become issuable as a result of any stock splits, stock dividends or similar event.

(2)
An indeterminate number of or aggregate principal amount of the securities is being registered as may at various times be issued at indeterminate prices, with an aggregate public offering price not to exceed $50,000,000 or the equivalent thereof in one or more currencies or, if any debt securities are issued at any original issuance discount, such greater amount as shall result in net proceeds of $50,000,000 to the registrant.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(4)	Includes consideration to be received by us for registered securities that are issuable upon exercise, conversion or exchange of other registered securities.
__________________________

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 16, 2007

PRELIMINARY PROSPECTUS

GENELABS TECHNOLOGIES, INC.

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS

$50,000,000

This prospectus relates to common stock, preferred stock, debt securities and warrants for debt and equity securities which we may sell from time to time in one or more offerings up to an aggregate public offering price of $50,000,000. We may sell these securities to or through underwriters, directly to investors or through agents. We will specify the terms of the securities, and the names of any underwriters or agents, in supplements to this prospectus. You should read this prospectus and each supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on The Nasdaq Capital Market under the symbol "GNLB." On August 13, 2007, the last reported sale price of our common stock on The Nasdaq Capital Market was $2.09 per share.

Investing in our securities involves significant risks.
See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is .

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using the "shelf" registration process. Under this shelf registration process, we may sell common stock, preferred stock, debt securities and warrants for debt and equity securities from time to time in one or more offerings up to an aggregate public offering price of $50,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date - for example, a document incorporated by reference in this prospectus or any prospectus supplement - the statement in the later-dated document modifies or supersedes the earlier statement.

You should read both this prospectus and any prospectus supplement together with additional information described below under the headings "Where You Can Find More Information" and "Incorporation of Certain Information By Reference."

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus to “Genelabs,” “we,” “us,” “our” or similar references mean Genelabs Technologies, Inc., a California Corporation, and its wholly owned subsidiaries.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our Company and the securities being registered appearing elsewhere in this prospectus.

Genelabs Technologies, Inc.

Genelabs Technologies, Inc is a biopharmaceutical company engaged in the discovery and development of pharmaceutical products to improve human health. Our business objective is to develop a competitive advantage by focusing on drug targets for which we can rapidly optimize lead compounds, with the goal of developing drugs with significant market potential. In our drug discovery programs, which are presently concentrated on new treatments for infection with the hepatitis C virus, or HCV, we seek to identify compounds that have a distinct advantage over potential competitive compounds in potency, safety, and/or pharmacokinetic properties, with a goal of achieving “best-in-class” status. In addition, two separate development-stage projects have the potential to achieve “first-in-class” status: PrestaraTM (prasterone), an investigational drug for systemic lupus erythematosus, referred to as SLE or lupus, and an investigational vaccine for hepatitis E virus, or HEV, that is being developed by GlaxoSmithKline under a license from us.

In addition to these primary programs focused on drug discovery and development, we have established a portfolio of patents and patent applications based on inventions arising from our other research and development activities. We have granted licenses to third parties under our intellectual property portfolio, including under patents covering the hepatitis E virus, hepatitis G virus and a nucleic acid amplification technology known as LADA, and we may seek to grant additional licenses under or otherwise monetize these or other patents we own.

An investment in Genelabs is subject to a number of risks and significant uncertainty. Genelabs presently estimates that its current cash resources, cash and cash equivalents of $23.9 million as of June 30, 2007, are adequate to fund its current operations into 2009. Alternatively, Genelabs may be required to license or sell its rights in Prestara in a manner that could be adverse to Genelabs and its shareholders. While we received an approvable letter from the FDA on our lead product Prestara™ in August 2002, the most recent of Genelabs’ Phase III clinical trials did not meet its primary endpoint. As such, the FDA will not approve Prestara™ without another Phase III clinical trial which Genelabs currently does not have the funds to conduct. Genelabs' research programs are in an early stage of development and may not successfully produce commercial products. Please see the risk factors under the heading “Risk Factors,” beginning on page 3 of this prospectus for a discussion of these and other risks relating to our business and investment in our capital stock. The risks and uncertainties we have described are not the only ones facing our company, and additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations and investment in our capital stock.

Corporate Information

We were incorporated in California in 1985. Our principal executive offices are located at 505 Penobscot Drive, Redwood City, CA 94063, and our telephone number is (650) 369-9500. Our website is www.genelabs.com. The information on our website does not constitute part of this prospectus.

Genelabs® and the Genelabs logo are registered trademarks, and Prestara™ is a trademark of Genelabs Technologies, Inc.

RISK FACTORS

Investing in our securities involves significant risks and uncertainties, which may result in a loss of all or part of an investment. You should carefully review the risk factors described below and other information incorporated by reference in this prospectus before making an investment decision. The risks and uncertainties described below and in our other filings with the SEC incorporated by reference are not the only ones facing Genelabs. If any of the following risks occur, our business, financial condition or results of operations could be materially harmed. In such case, the value of our securities could decline and you may lose all or part of your investment. If any of the following risks actually occur, the market price of our common stock could decline, and you could lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

In addition, each applicable prospectus supplement will contain a discussion of risks applicable to the particular type of securities that we are offering under that prospectus supplement. Prior to making a decision about investing in our securities, you should carefully consider the risk factors in this prospectus in addition to the specific risk factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all other information contained in the applicable prospectus supplement or appearing in, or incorporated by reference in, this prospectus.

RISKS RELATED TO GENELABS

We may not be profitable in the near future or at all and in order to carry out our business plans we will require additional funds which may not be available.

We have incurred losses each year since our inception and have accumulated approximately $238 million in net losses through June 30, 2007, including a net loss of $0.9 million for the six months ended June 30, 2007 and a net loss of $8.7 million for the year ended December 31, 2006. We may never be profitable and our revenues may never be sufficient to fund operations. We presently estimate that our current cash resources are adequate to fund our operations into 2009. Thereafter, we will require additional capital to carry out our business plans.

Additional funds for our research and development activities may not be available on acceptable terms, if at all. The unavailability of additional funds could delay or prevent the development of some or all of our products and technologies, which would have a material adverse effect on our business, financial condition and results of operations.

Our collaborations may fail, which may result in costs and delays that may impair our ability to successfully develop and commercialize our products and product candidates.

Given our financial position and the broad range of resources required for drug development, we have in the past and will likely continue to enter into collaborations with pharmaceutical and larger biotechnology companies. We have received no revenue from the sale of drugs. To date, almost all of our revenue has come from collaboration agreements. We have entered into collaborations with Novartis, Gilead, GlaxoSmithKline, Watson, Tanabe and other companies and we may enter into future collaborations with these or other companies. Our collaborators may breach their contracts, or our collaborators may not diligently and successfully develop and commercialize the results of the research. Alternatively, our collaborators may elect not to extend or augment the collaborations which may result in a decrease in revenue, an increase in research costs or cause us to terminate the research program. Recently, Gilead advised us that it does not intend to exercise an option that it has under our license and research collaboration agreement to extend the term of our collaboration beyond its September 30, 2007 expiration as Gilead is satisfied that we have identified a nucleoside lead compound series that fulfills certain criteria. We are currently evaluating certain derivatives of this nucleoside lead compound series with Gilead. The objective of these efforts is to select the most suitable among these compounds for further development. There can be no assurance that any compound from this series will eventually be developed. Novartis may not continue to fund our research beyond its obligations in the research contract, and GlaxoSmithKline may choose not to continue developing the hepatitis E vaccine which it has been developing under a license from us.

We are dependent on our collaborators to successfully carry out preclinical and clinical development, to obtain regulatory approvals, and/or to market and sell any products arising from the research and/or development conducted by us or the collaborator. Factors which may cause our collaborators to fail in these efforts include: problems with toxicity, bioavailability or efficacy of the product candidate, difficulties in manufacture, problems in satisfying regulatory requirements, emergence of competitive product candidates developed by the collaborator or by others, insufficient commercial opportunity, problems the collaborators may have with their own contractors, lack of patent protection for our product candidates or claims by others that it infringes their patents or other intellectual property rights.

Collaboration on a project also may result in disputes with the collaborator over the efforts by us and/or the collaborator, the achievement of milestones or rights to intellectual property. If we fail to perform all of our obligations, our collaborators may withhold further funding, seek to seize control over our intellectual property and other assets, and/or assert claims for damages against us. In the course of the collaboration our collaborator may obtain know-how which enables it to compete with us in the same area of research and/or development. Because research and development results are unpredictable, we and our collaborators may not achieve any of the milestones in the collaboration agreements. We may also find it difficult to advance to the development stage with some of our newer drug candidates if we are unable to find a suitable collaborator and we may not be able to negotiate new collaboration agreements on favorable terms or at all.

Our research programs are in an early stage and may not successfully produce commercial products.

Pharmaceutical discovery research is inherently high-risk because of the high failure rate of projects. To date, our pharmaceutical research has been focused on a limited number of targets for which no or few commercial drugs have been successfully developed. Our projects may fail if, among other reasons, the compounds being developed fail to meet criteria for potency, toxicity, pharmacokinetics, manufacturability, intellectual property protection and freedom from infringement, or other criteria; or if we fail to make progress due to lack of resources or access to enabling technologies. Genelabs’ product candidates, other than Prestara™, are in an early stage of research. All of our research projects may fail to produce commercial products.

We face substantial competition which may result in others discovering, developing or commercializing drugs before or more successfully than us.

The biotechnology industry is highly competitive and characterized by rapid and significant technological change. Creation of the type of compounds we seek to discover requires sophisticated and expensive lab equipment and facilities, a team of scientists with advanced scientific knowledge in many disciplines such as chemistry, biochemistry and biology, and time and effort. We face, and will continue to face, intense competition from organizations such as pharmaceutical and biotechnology companies, as well as academic and research institutions and government agencies. Many of these organizations are also pursuing the discovery and development of new drugs to treat infection with the hepatitis C virus, and some are at a more advanced stage of development. Any of these organizations may discover, develop or commercialize products that are more effective, safer or less costly than those that we are developing. Our competitors may also obtain U.S. Food and Drug Administration, or FDA, or other regulatory approval for their products more rapidly than we may obtain approval for ours.

Many of our competitors are substantially larger than we are and have greater capital resources, larger research and development staffs and better facilities than we have. Many of our competitors are more experienced in drug discovery, development and commercialization, in obtaining regulatory approvals and in drug manufacturing and marketing. In addition, if Genelabs discovers compounds that have the potential to be drugs, public information about our research success may lead other companies with greater resources to focus more efforts in areas similar to ours. Because large pharmaceutical companies have access to the latest equipment and have many more personnel available to focus on solving particular research problems, even if our research programs are successful we may have a competitive disadvantage.

If third parties on whom we rely do not perform as contractually required or expected, we may not be able to obtain regulatory approval for or commercialize our product candidates.

As part of our process of conducting drug discovery research and clinical trials we rely on third parties such as medical institutions, pre-clinical and clinical investigators, contract laboratories and contract research organizations to participate in the conduct of our clinical trials. We also rely on contract manufacturers for supply of active ingredients and formulated material for use in preclinical and clinical development. We depend on Novartis, Gilead and GlaxoSmithKline to conduct preclinical and clinical development, to obtain regulatory approval and to manufacture and commercialize our product candidates. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if the third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised due to their failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our preclinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. Additionally, our collaboration partners may have alternative product candidates which they elect to favor over our product candidates. If they do not elect our product candidates for further development, our ability to advance in the pre-clinical and clinical development may be impaired or precluded.

The results of our most recent clinical trial of Prestara™, Genelabs’ drug candidate for systemic lupus erythematosus, were not positive, substantially decreasing the probability that Prestara will ever be approved for marketing or at least substantially delaying the timing for such potential approval and thus diminishing our business prospects.

In order to satisfy conditions set by the FDA, we conducted a Phase III clinical trial of Prestara™ on women with lupus taking glucocorticoids using bone mineral density as the trial’s primary endpoint. Prestara™ is a pharmaceutical formulation containing highly purified prasterone, the synthetic equivalent of dehydroepiandrosterone or DHEA, a naturally occurring hormone. This clinical trial did not demonstrate a statistically significant difference between the bone mineral density of the group of patients taking Prestara™ and the group taking placebo. Additionally, the trial was not specifically designed to demonstrate, and in fact did not demonstrate, a statistically significant benefit in secondary endpoints such as amelioration of lupus symptoms.

A separate clinical trial of prasterone (the active ingredient in Prestara™) was conducted by Genovate Biotechnology Co., Ltd., or Genovate, a Taiwan-based company that has a license from us for Prestara™ in most Asian countries. In April 2005, we announced that this clinical trial did not meet its primary endpoint, bone mineral density at the lumbar spine. While a prior Phase III clinical trial conducted on lupus disease activity was determined by the FDA to be positive, adequate and well-controlled, the FDA has advised us that it will require two positive Phase III clinical trials in order to review and potentially approve the Prestara™ New Drug Application. Because both our most recent Phase III and Genovate’s clinical trials did not meet their primary endpoints, the FDA will not approve Prestara™ without another positive Phase III clinical trial. In April 2007 we announced that we had received agreement from the FDA under a Special Protocol Assessment (SPA) for a new Phase III clinical trial of Prestara™. This new clinical trial is of different design and has a different endpoint than our prior clinical trials. However, Genelabs does not presently have the funds to conduct this trial and may not be able to raise such funds at all or in a form or price that would be acceptable to us or our existing shareholders.

Our outside suppliers and manufacturers for Prestara™ are subject to regulation, including by the FDA, and if they do not meet their commitments, we would have to find substitute suppliers or manufacturers which could delay supply of product to the market.

Regulatory requirements applicable to pharmaceutical products tend to make the substitution of suppliers and manufacturers costly and time consuming. We rely on a single supplier of prasterone, the active ingredient in Prestara™, and we rely on a single finished product manufacturer, Patheon Inc., for production of Prestara™ capsules and for packaging. The disqualification of a supplier or manufacturer through their failure to comply with regulatory requirements could negatively impact our business because of delays and costs in obtaining and qualifying alternate suppliers. We have no internal manufacturing capabilities for pharmaceutical products and are entirely dependent on contract manufacturers and suppliers for the manufacture of our drug candidates. Genelabs and our North American collaborator, Watson, previously arranged for the manufacture of quantities of Prestara™ and prasterone, its active ingredient, in anticipation of possible marketing approval. This inventory has exceeded its initial retest date, although the active ingredient may still be used if it successfully passes re-testing. Watson has informed us that they wish to have the portion of prasterone inventory owned by them destroyed which we are currently in the process of doing.

The following could harm our ability to manufacture Prestara™:

•	The unavailability at reasonable prices of adequate quantities of the active ingredient or intermediates;

•	The loss of a supplier’s or manufacturer’s regulatory approval;

•	The failure of a supplier or manufacturer to meet regulatory agency pre-approval inspection requirements;

•	The failure of a supplier or manufacturer to maintain compliance with ongoing regulatory agency requirements;

•	The inability to develop alternative sources in a timely manner or at all;

•	The inability or refusal of the manufacturers to meet our needs for any reason, such as loss or damage to facilities or labor disputes;

•	The manufacture of product that is defective in any manner; and

•	The competing demands on the contract manufacturer’s capacity, for example, shifting manufacturing priorities to their own products or more profitable products for other customers;

We may be unable to obtain patents or protect our intellectual property rights, or others could assert their patents against us.

Agency or court proceedings could invalidate our current patents, or patents that issue on pending applications. Our business would suffer if we do not successfully defend or enforce our patents, which would result in loss of proprietary protection for our technologies and products. Patent litigation may be necessary to enforce patents to determine the scope and validity of our proprietary rights or the proprietary rights of another.

The active ingredient in Prestara™ is prasterone, more commonly known as dehydroepiandrosterone, or DHEA. DHEA is a compound that has been in the public domain for many years. Although we have an issued U.S. patent on the specific polymorphic form of DHEA we have used in our formulation of prasterone, we do not believe it is possible to obtain patent protection for the base chemical compound anywhere in the world. Genelabs licensed two United States patents covering uses of DHEA in treating lupus from Stanford University in 1993. The Stanford patents expire in 2012 and 2013, and the license expires when the patents expire. In addition, we have filed patent applications covering additional uses for Prestara™ and various pharmaceutical formulations and intend to file additional applications as appropriate. We have filed patent applications covering compounds from our HCV drug discovery programs; however, not all of these HCV applications have issued. A number of patents have issued to Genelabs covering our drug discovery technologies and methods related to selective regulation of gene expression and the control of viral infections. A number of patent applications are pending.

If another company successfully brings legal action against us claiming our activities violate, or infringe, their patents, a court may require us to pay significant damages and prevent us from using or selling products or technologies covered by those patents. Others could independently develop the same or similar discoveries and may have priority over any patent applications Genelabs has filed on these discoveries. Prosecuting patent priority proceedings and defending litigation claims can be very expensive and time-consuming for management. In addition, intellectual property that is important for advancing our drug discovery efforts or for uses for the active ingredient in Prestara™ owned by others might exist now or in the future. We might not be able to obtain licenses to a necessary product or technology on commercially reasonable terms, or at all, and therefore, we may not pursue research, development or commercialization of promising products.

We may be unable to attract or retain key personnel, which could delay our drug discovery and development and compromise our ability to develop successfully or commercialize our drug candidates.

Our ability to develop our business depends in part upon our attracting and retaining qualified management and scientific personnel. The loss of our key personnel, significant salary increases to retain our key personnel or the failure to recruit additional key personnel could significantly impede attainment of our objectives and harm our financial condition and operating results. Additionally, recent and proposed laws, rules and regulations increasing the liability of directors and officers may make it more difficult to retain incumbents and to recruit for these positions.

In June 2006, we entered into a collaboration with Novartis which has and will require us to dedicate a specified level of scientific personnel to the work plan established with Novartis. Because we have obligations to dedicate a specified number of scientists to the collaborations, we may not have sufficient personnel to continue to advance our unpartnered NS5a drug discovery program. As the number of qualified personnel is limited, competition for such staff is intense. Further, our collaboration with Novartis specifies the funding rates for Genelabs’ scientific personnel working on the collaboration, which means we bear the risk of any personnel cost increases. We may not be able to continue to attract or retain such people on acceptable terms, given the competition for those with similar qualifications among biotechnology, pharmaceutical and healthcare companies, universities and nonprofit research institutions.

On August 25, 2006 we announced the resignation of Matthew Loar as Chief Financial Officer, effective September 1, 2006. We are currently searching for his replacement, and our Chief Executive Officer, James A.D. Smith, has assumed Mr. Loar’s duties on an interim basis.

Although we currently meet the standards for continued listing on The Nasdaq Capital Market, there is no guarantee that we will continue to meet these standards in the future and if we are delisted the value of your investment in Genelabs may substantially decrease.

To remain listed on The Nasdaq Capital Market we must have a market value of at least $35 million or at least $2.5 million in shareholders’ equity. In 2006, our market value fluctuated between approximately $13 million and approximately $44 million. In the first half of 2007, our market value fluctuated between approximately $35 million and approximately $80 million. In the past, we received a delisting notice from The Nasdaq Stock Market and although we successfully appealed that delisting and are currently in compliance with listing requirements, any future delisting from The Nasdaq Capital Market would adversely affect the trading price of our common stock, significantly limit the liquidity of our common stock and impair our ability to raise additional funds.

Our facilities are located near an earthquake fault, and an earthquake could disrupt our operations and adversely effect results.

All of our operations are conducted in a single facility built on landfill in an area of California near active geologic faults which historically have caused major earthquakes from time to time. The office park where the facility is located is approximately at sea level behind levees sheltering the buildings from the San Francisco Bay. In the event of a significant earthquake, we could experience significant damage and business interruption for which we are not insured.

INDUSTRY RISKS

Our activities involve hazardous materials and improper handling of these materials by our employees or agents could expose us to significant legal and financial penalties.

  Our research and development activities involve the controlled use of hazardous materials, including infectious agents, chemicals and various radioactive compounds. Our organic chemists use solvents, such as chloroform, isopropyl alcohol and ethanol, corrosives such as hydrochloric acid and highly flammable materials, some of which are pressurized, such as hydrogen. We use radioactive compounds in small quantities under license from the State of California, including Carbon(14), Cesium(137), Chromium(51), Hydrogen(3), Iodine(125), Phosphorus(32), Phosphorus(33) and Sulfur(35). Our biologists use biohazardous materials, such as bacteria, fungi, parasites, viruses and blood and tissue products. We also handle chemical, medical and radioactive waste, byproducts of our research, through licensed contractors. As a consequence, we are subject to numerous environmental and safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. Federal, state and local governments may adopt additional laws and regulations affecting us in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate current or future laws or regulations.

Although we believe that our safety procedures for using, handling, storing and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, we cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident, state or federal authorities may curtail our use of these materials and we could be liable for any civil damages that result, the cost of which could be substantial. Further, any failure by us to control the use, disposal, removal or storage of, or to adequately restrict the discharge of, or assist in the cleanup of, hazardous chemicals or hazardous, infectious or toxic substances could subject us to significant liabilities, including joint and several liability under state or federal statutes. We do not specifically insure against environmental liabilities or risks regarding our handling of hazardous materials. Additionally, an accident could damage, or force us to shut down, our research facilities and operations.

We may not be able to obtain or maintain sufficient insurance on commercially reasonable terms or with adequate coverage against potential liabilities in order to protect ourselves against product liability claims.

Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products. We may become subject to product liability claims if someone alleges that the use of our products injured subjects or patients. This risk exists for products tested in human clinical trials as well as products that are sold commercially. Although we currently have product liability insurance coverage in amounts that we believe are customary for companies of our size and in our industry and sufficient for risks we typically face, we may not be able to maintain this type of insurance in a sufficient amount. There is no assurance that product liability insurance will continue to be available in the future at a cost or on acceptable terms or with adequate coverage against potential liabilities which could harm our business by requiring us to use our resources to pay potential claims.

RISKS RELATING TO OWNING OUR STOCK

Because our stock is volatile, the value of your investment in Genelabs may substantially decrease.

  The market price of our common stock, like the stock prices of many publicly traded biopharmaceutical companies, has been and will probably continue to be highly volatile. Between January 1, 2006 and December 31, 2006, the price of our common stock fluctuated between $2.55 and $0.70 per share. Between January 1, 2007 and June 30, 2007, the price of our common stock fluctuated between $1.43 and $2.67 per share. In addition to the factors discussed in this Risk Factors section, a variety of events can impact the stock price. For example, the availability of a large block of stock for sale in relation to our normal trading volume could result in a decline in the market price of our common stock.

In addition, numerous events occurring outside of our control may also impact the price of our common stock, including:

•	progress of our products through the regulatory process;

•	results of preclinical studies and clinical trials;

•	announcements of technological innovations or new products by us, our competitors or others;

•	publicity regarding actual or potential results with respect to compounds or drugs we or our collaborators are developing;

•	government regulatory actions affecting our products or our competitors’ products in the United States and foreign countries;

•	developments or disputes concerning patent or proprietary rights;

•	actual or anticipated fluctuations in our operating results;

•	changes in our financial estimates by securities analysts;

•	general market conditions for emerging growth, biotechnology and pharmaceutical companies;

•	broad market fluctuations; and

•	economic conditions in the United States or abroad.

Because the average daily trading volume of our common stock is low, your ability to sell your shares in the secondary trading market may be limited.

Because the average daily trading volume of our common stock is low, the liquidity of our common stock may be impaired. As a result, prices for shares of our common stock may be lower than might otherwise prevail if the average daily trading volume of our common stock was higher. The average daily trading volume of our common stock may be low relative to the stocks of exchange-listed companies, which could limit your ability to sell your shares in the secondary trading market.

We may incur significant costs from class action litigation.

In the past, following periods of large price declines in the public market price of a company’s stock, holders of that stock occasionally have instituted securities class action litigation against the company that issued the stock. If any of our shareholders were to bring this type of lawsuit against us, even if the lawsuit is without merit, we could incur substantial costs defending the lawsuit. The lawsuit also could divert the time and attention of our management, which would hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

Exercise of outstanding options and warrants will dilute shareholders and could decrease the market price of our Common Stock.

As of June 30, 2007, we had issued and outstanding 30,184,000 shares of common stock, and outstanding options and warrants to purchase 7,639,000 additional shares of common stock. At our 2007 annual meeting, our stockholders authorized an additional 4,400,000 shares of common stock for issuance under our equity incentive plans. As of July 31, 2007, 3,458,000 shares of common stock remain available for issuance under our equity incentive plans. The existence of the outstanding options and warrants may adversely affect the market price of our common stock due to sales of a large number of shares or the perception that such sales could occur. These factors also could make it more difficult to raise funds through future offerings of common stock, and could adversely impact the terms under which we could obtain additional equity capital. Exercise of outstanding options and warrants, or any future issuance of additional shares of common stock or other equity securities, including but not limited to options, warrants or other derivative securities convertible into our common stock, may result in significant dilution to our shareholders and may decrease the market price of our common stock.

Changes in securities laws and regulations may increase our costs.

The Sarbanes-Oxley Act of 2002 has previously required us to make changes to some of our corporate governance practices. Because we are currently a non-accelerated filer we presently only comply with the Section 404(a) of the Sarbanes-Oxley Act which requires annual management assessments of the effectiveness of our internal controls over financial reporting. We currently do not have to comply with the portion of Section 404 which requires a report by our independent registered public accounting firm addressing our assessments. Beginning with calendar year 2008, our auditors will again be required to issue a report addressing our assessments. The implementation of these compliance matters will likely result in an increase in our general and administrative expenses. We also may determine that we do not have effective controls over financial reporting. There may be other accounting or regulatory changes enacted in the future which would have a disproportionate impact on us compared to other companies because of our small size and our lack of product revenue to provide a source of funds to pay for compliance with the changes, among other reasons.

FORWARD LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. We may identify these statements by the use of words such as believe, expect, anticipate, intend, potential, strategy, plan, and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties. Our actual results may differ materially from those set forth in these forward-looking statements as a result of a number of different factors, including those described under the caption "Risk Factors" and elsewhere in this prospectus. These forward-looking statements include, among others, statements regarding:

•	our ability to secure sufficient funds as a going concern;

•	estimates that existing cash resources will be adequate to provide liquidity for our regular operations into fiscal year 2009;

•	our future cash resources, expenditures and our ability to obtain additional funding for our business plans;

•
plans, programs, progress, and potential success regarding our research efforts, including our ability to identify components for preclinical development and the success of any such preclinical development efforts in our hepatitis C and other research programs;

•
plans, programs, progress, and potential success regarding our collaborators and licensees, including Gilead Sciences, Inc. for nucleoside compounds targeting hepatitis C virus, Novartis for non-nucleoside compounds against hepatitis C virus, GlaxoSmithKline for hepatitis E vaccine, and, for Prestara™, Watson Pharmaceuticals, Inc., Genovate Biotechnology Co., Ltd., and Tanabe Seiyaku Co., Ltd.;

•	our ability, or our collaborators’ ability, to achieve any of the milestones contained in our agreements;

•
plans, programs, progress, and potential success regarding our research efforts, including our ability to identify compounds for preclinical development and the success of any such preclinical development efforts in our hepatitis C and other research programs, and our efforts in hiring additional personnel;

•	further actions or developments relating to Prestara™ (prasterone), our investigational drug for lupus, and its New Drug Application; and

•	the securing and defense of intellectual property rights important to our business.

All statements in this Registration Statement on Form S-3 that are not historical are forward-looking statements and are subject to risks and uncertainties, including those set forth in the Risk Factors section. Among these are the risks that we may be delisted from The Nasdaq Capital Market, that our research programs may fail, that problems with our manufacturers or collaborators may negatively impact their or our research, clinical trials or product manufacture, development or marketing, that our attempts to license our technologies to others may fail and that clinical trials of Prestara™ or similar formulations of prasterone are abandoned, delayed, or have results that are negative, inconclusive or not usable to support regulatory approval, that the U.S. Food and Drug Administration, or FDA, and foreign authorities may delay or deny approval of Prestara™. These as well as other factors may also cause actual results to differ materially from those projected and expressed or implied in these statements. We assume no obligation to update any such forward-looking statement for subsequent events or any reason why actual results might differ, except as required by the Securities Act. You should consider the risks and uncertainties described in the “Risk Factors” section in evaluating our prospects and future financial performance. All forward-looking statements included in this Registration Statement are made as of the date hereof.

RATIO OF EARNINGS TO FIXED CHARGES

Our earnings were insufficient to cover fixed charges in each of the years in the five-year period ended December 31, 2006 and in the six month period ended June 30, 2007. Our ratio of earnings to fixed charges for each of the years in the five-year period ended December 31, 2006 and in the six months ended June 30, 2007 is set forth below.

		Year ended December 31,
	Six Months Ended June 30, 2007	2006	2005	2004	2003	2002

Ratio of earnings to fixed charges(1)	-(2)	-(2)	-(2)	-(2)	-(2)	-(2)

(1)
For purposes of calculating the ratio of earnings to fixed charges, fixed charges are calculated by adding (a) interest on all indebtedness and amortization of debt discount and expense, (b) interest capitalized and (c) an estimate of the interest within rental expense. Earnings are calculated by adding (a) pretax income from continuing operations, (b) fixed charges and (c) amortization of capitalized interest.

(2)
Earnings were inadequate to cover fixed charges by $0.9 million, $8.7 million, $10.8 million, $15.8 million, $20.3 million and $16.1 million for the six months ended June 30, 2007 and for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, respectively.

As of the date of this prospectus, we have no shares of preferred stock outstanding, have not declared or paid any preferred stock dividends for the periods set forth above. Our ratio of earnings to combined fixed charges and preferred stock dividends did not differ from the ratio of earnings to fixed charges, above, during any of these periods.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that we will use the net proceeds from the sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement for general corporate purposes, including working capital and capital expenditures. We will set forth in a prospectus supplement relating to a specific offering any intended use for the net proceeds received from the sale of securities in that offering. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. We may invest the net proceeds temporarily until we use them for their stated purpose.
DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF THE COMMON STOCK AND PREFERRED STOCK WE MAY OFFER

The following description of our common stock and preferred stock, together with the additional information included in any applicable prospectus supplements, summarizes the material terms and provisions of these types of securities but is not complete. For the complete terms of our common stock and preferred stock, please refer to our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws that are incorporated by reference into the Registration Statement which includes this prospectus and, with respect to preferred stock, the certificate of designation which will be filed with the SEC for each series of preferred stock we may designate, if any. The specific terms of any offering of common stock or preferred stock may differ from the terms described below. We will describe in the applicable prospectus supplement the specific terms of any offering of common stock or preferred stock, including the number of shares offered, the initial offering price, and market price and dividend information.

Common Stock

Under our Amended and Restated Articles of Incorporation we may issue up to one hundred twenty five million (125,000,000) shares of common stock, no par value. As of July 31, 2007, we had 30,184,000 shares of common stock outstanding and no shares of preferred stock outstanding. The outstanding shares of common stock are fully paid and non-assessable.

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available for that purpose. In the event of liquidation, dissolution or winding up of Genelabs, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Our common stock is listed on The Nasdaq Capital Market under the symbol "GNLB." On August 13, 2007, the last reported sale price for our common stock on The Nasdaq Capital Market was $2.09.

The transfer agent and registrar for our common stock is Mellon Investor Services, 85 Challenger Road, Ridgefield Park, New Jersey 07660.

Preferred Stock

Under our Amended and Restated Articles of Incorporation we may issue up to four million nine hundred ninety thousand (4,990,000) shares of preferred stock. No shares of preferred stock or options to purchase preferred stock are currently outstanding.

Our board of directors has the authority, without further action by the shareholders, to issue up to the maximum authorized number of shares of preferred stock in one or more series. The board of directors also has the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The rights, preferences, privileges and restrictions of each series will be fixed by the certificate of designation relating to that series. Any or all of the rights of the preferred stock may be greater than the rights of the common stock.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Genelabs without further action by the shareholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock.

Whenever preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale which will specify:

•	the number of shares in the series of preferred stock;

•	the designation for the series of preferred stock by number, letter or title that shall distinguish the series from any other series of preferred stock;

•	the dividend rate, if any, and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the voting rights of that series of preferred stock, if any;

•	any conversion provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	the liquidation preference per share of that series of preferred stock, if any; and

•	the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

DESCRIPTION OF THE DEBT SECURITIES WE MAY OFFER

The following description, together with the additional information we may include in any applicable prospectus supplements, describes the material terms and conditions of the debt securities that we may offer under this prospectus. This description is incomplete, and while the description below will apply generally to any future debt securities we may offer under this prospectus, we will describe the particular terms in more detail in the applicable prospectus supplement.

We will issue senior notes under one or more senior indentures, to be entered into with a trustee to be named in the senior indenture. We will issue subordinated notes under one more subordinated indentures, which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939, or the Trust Indenture Act. We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

We will describe in a prospectus supplement the specific terms of any debt securities we may offer pursuant to this prospectus. If indicated in a prospectus supplement, the terms of such debt securities may differ from the terms described below. The following summary of the material provisions of the senior notes, subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities, including the definitions of certain terms. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

If we decide to issue any senior notes or subordinated notes pursuant to this prospectus, we will describe in a prospectus supplement the terms relating to each series of notes that we may issue, including the following:

•	the title;

•	whether the notes will be senior or subordinated and the terms of subordination;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form and, if so, who the depositary will be;

•	the maturity date;

•
the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	the place(s) where payments shall be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•
the date, if any, on which, and the price(s) at which we are obligated to redeem, or at the holder's option to purchase, the series of notes pursuant to any mandatory sinking fund provisions or otherwise;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof;

•	any addition to, or modification or deletion of, any event of default or any covenant of Genelabs specified in the applicable indenture with respect to such series of notes;

•	a discussion of any material or special U.S. federal income tax considerations;

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

The debt securities may be issued as original issue discount securities. An original issue discount security is a debt security, including any zero-coupon debt security, which:

•	is issued at a price lower than the amount payable upon its stated maturity; and

•	provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity, shall become due and payable.

Under the indentures, we will have the ability, in addition to the ability to issue debt securities, with terms different from those of debt securities previously issued, without the consent of the holders, to reopen a previous issue of a series of debt securities and issue additional debt securities of that series, unless such reopening was restricted when the series was created, in an aggregate principal amount determined by us. All such debt securities including those issued pursuant to such reopening shall vote together as a single class.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of such series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless otherwise noted in a prospectus supplement, the indentures do not contain any covenant restricting our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. Any successor or acquirer of such assets, however, must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and our failure continues for thirty (30) days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due;

•
if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for ninety (90) days after we receive notice from the trustee or holders of at least ten percent (10%) in aggregate principal amount of the outstanding notes of that series; and

•	if we experience specified events of bankruptcy, insolvency or reorganization.

The supplemental indenture or the form of note for a particular series of notes may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of notes, see the prospectus supplement relating to such series.

If an event of default with respect to notes of any series occurs and is continuing, the trustee or the holders of at least twenty-five percent (25%) in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, on the notes due and payable immediately.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to such series and its consequences, except uncured defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any such waiver shall cure such default or event of default.

Subject to the terms of the indentures, as supplemented, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, provided that:

•	the direction is not in conflict with any law or the applicable indenture;

•	the trustee may take any other action deemed proper by it which is not inconsistent with such direction; and

•
subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes of any series will only have the right to institute a proceeding under the indenture or to appoint a receiver or another trustee, or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•
the holders of at least twenty-five percent (25%) in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute such proceedings as trustee; and

•
the trustee does not institute such proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within sixty (60) days after such notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to certain matters, including:

•	to cure any ambiguity, defect or inconsistency in such indenture;

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series;

•	to provide for the assumption, by a successor or the acquirer of all or substantially all of our assets, of our obligations under such indenture;

•	to add to our covenants for the benefit of holders of notes of any series or to surrender any right or power conferred upon us; and

•	to comply with any requirement of the SEC in connection with the qualification of an indenture under the Trust Indenture Act.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. The indentures require the consent of each holder of any outstanding notes, however, to make the following changes:

•	changing the fixed maturity of such series of notes;

•	reducing the principal amount, the rate of interest, or any premium payable upon the redemption of any notes; or

•	extending the time of payment of interest, or any premium payable upon the redemption of any such notes.

In addition, any reduction in the percentage of principal amount of notes, the holders of which are required to consent to any amendment, modification or waiver under the applicable indenture will require the affirmative consent of at least the percentage of notes which would originally have been required to make such consent, modification or waiver effective.

Form, Exchange and Transfer

We will issue the notes of each series only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures will provide that notes of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, notes of any series will be exchangeable for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders may present their notes, duly endorsed or with the form of transfer duly executed if so required by us or our security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for such purpose. Unless otherwise provided in the notes to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The security registrar and any transfer agent, in addition to the security registrar, initially designated by us for any notes will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If the notes of any series are to be redeemed, we will not be required to:

•
issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business fifteen (15) days before the day of mailing of a notice of redemption of any such notes that may be selected for redemption and ending at the close of business on the day of such mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any such notes being redeemed in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only such duties as are specifically set forth in the indentures. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name such notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.

Principal of and any premium and interest on the notes of a particular series will be payable at the office of the paying agents designated by Genelabs, except that unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in such prospectus supplement, the corporate trust office of the trustee in The City of New York will be designated as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents initially designated by us for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. The subordinated indenture also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF THE WARRANTS WE MAY OFFER

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions, and will be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

We may issue warrants, including warrants to purchase common stock, preferred stock, debt securities, or any combination of the foregoing. We may issue warrants independently or together with any securities, and the warrants may be attached to or separate from the securities.

We will evidence each series of warrants by warrant certificates that we will issue under warrant agreements. We may enter into a warrant agreement with a warrant agent as detailed in the prospectus supplement relating to warrants being offered. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

If we decide to issue warrants pursuant to this prospectus, we will specify in a prospectus supplement the terms of the series of warrants, including, if applicable, the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the price or prices at which the warrants will be issued;

•	the currencies in which the price or prices of the warrants may be payable;

•	the designation, amount, and terms of the offered securities purchasable upon exercise of the warrants;

•	the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of any federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Before exercising their warrants, holders of warrants will not have voting rights or other rights as a shareholder of Genelabs.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants during the exercise period that we set forth in the applicable prospectus supplement.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount in immediately available funds, as provided in the applicable prospectus supplement. We will describe in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

PLAN OF DISTRIBUTION

We may sell the securities being offered pursuant to this prospectus directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of such methods. The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to Genelabs, any underwriting discounts and other items constituting underwriters' compensation, and initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

Underwriters

If we use underwriters in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If we use an underwriting syndicate, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

Dealers and Agents

If dealers are used in an offering, we may sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices, which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Direct Sales

We may sell securities directly to one or more purchasers without using underwriters or agents.

Dealers and agents named in a prospectus supplement may be deemed underwriters within the meaning of the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act, or to require our contribution to any payments which they may be required to make under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal, at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on The Nasdaq Capital Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities, if any, from us in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

VALIDITY OF SECURITIES

The validity of the common stock, preferred stock, debt securities and warrants to purchase debt or equity securities offered pursuant to this prospectus will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California, special counsel to Genelabs Technologies, Inc.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can review our electronically filed reports, proxy and information statements, and other information regarding us on the SEC's Internet site at http://www.sec.gov. The information contained on the SEC's website is expressly not incorporated by reference into this prospectus.

Our SEC filings are also available on our website, http://www.genelabs.com. The information on our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.

This prospectus contains summaries of provisions contained in some of the documents discussed in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. If any contract, agreement or other document is filed or incorporated by reference as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we filed with the SEC. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

We incorporate by reference, as of their respective dates of filing, the documents listed below and any future filings we have made and will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(b)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007;

(c)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

(d)	Our Current Report on Form 8-K filed June 20, 2007;

(e)	Our Current Report on Form 8-K filed April 23, 2007;

(f)	Our Current Report on Form 8-K filed February 14, 2007;

(g)	Our Current Report on Form 8-K filed February 1, 2007;

(h)	Our Current Report on Form 8-K filed January 29, 2007; and

(i)
The description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on April 30, 1991, including any amendments or reports filed for the purpose of updating that description (File No. 000-19222).

We are also incorporating by reference additional documents we may file pursuant to the Exchange Act after the date of this prospectus and prior to the termination of the offering, other than any portion of the respective filings furnished, rather than filed, under applicable SEC rules. This additional information is a part of this prospectus from the date of filing for those documents.

The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC and incorporate by reference in this prospectus will automatically update and supersede this previously filed information, including information in previously filed documents or reports that have been incorporated by reference in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request copies, which will be provided to you at no charge, upon your oral or written request. Requests should be directed to the following contact information:

Genelabs Technologies, Inc.
505 Penobscot Drive
Redwood City, CA 94063
Attention: Corporate Secretary
Telephone: (650) 369-9500.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the Registrant in connection with the offerings described in this Registration Statement. In addition to the costs and expenses set forth below, we will pay any selling commissions and brokerage fees and any applicable taxes and fees and disbursements with respect to securities registered by this prospectus which we may sell, but these fees cannot be predicted with any certainty at this time due to the uncertainty as to the number of such securities. All of the amounts shown are estimates, except the SEC registration fee.

SEC registration fee	$1,535
Legal fees and expenses	$10,000
Accounting fees and expenses	$13,500
Nasdaq fees	$22,500
Miscellaneous expenses	$23,455
Total	$70,990

Item 15. Indemnification of Directors and Officers.

Our Amended and Restated Articles of Incorporation, our Bylaws and certain agreements to which we are a party require us to indemnify our directors, officers, employees and agents to the fullest extent permitted by California law.

Based on such indemnification provisions, pursuant to Section 204 of the General Corporation Law of the State of California, our directors will not be personally liable to the Company or to our shareholders for monetary damages for breach or alleged breach of the directors' duty of care or for conduct constituting negligence (or gross negligence) in the exercise of their fiduciary duties. Our directors will continue to be subject to personal liability to the company and our shareholders, however, for:

•	any breach of his or her duty of loyalty;

•	any acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

•	any illegal payments of dividends; and

•	any approval of any transaction from which a director derives an improper personal benefit.

These provisions have no effect on claims against any of our directors in his or her capacity as an officer.

Section 317 of the California Code has been interpreted to provide for the indemnification of directors, officers, employees and agents against liability and the entitlement to reimbursement of expenses incurred, under certain circumstances, for claims arising under the Securities Act. The Commission has adopted the position, however, that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We currently maintain an insurance policy on behalf of our directors and officers against any liability asserted against them or which they incur acting in such capacity or arising out of their status as our director or officer.

Item 16. Exhibits.

Exhibit Number	Description of Exhibit
1.01*	Form of Equity Underwriting Agreement

1.02*	Form of Debt Underwriting Agreement

3.01 (1)	Registrant’s Amended and Restated Articles of Incorporation

3.02 (2)	Registrant's Certificate of Amendment of Articles of Incorporation

3.03 (3)	Registrant's Certificate of Amendment of Articles of Incorporation dated December 14, 2005

3.04 (4)	Registrant’s Amended and Restated Bylaws

4.01 (5)	Specimen Certificate for Registrant's Common Stock

4.02	Form of Senior Indenture (including form of Senior Note)

4.03	Form of Subordinated Indenture (including form of Subordinated Note)

4.04*	Form of Certificate of Designation for the Registrant's Preferred Stock (together with Specimen Certificate for Registrant's Preferred Stock)

4.05	Form of Warrant Agreement (together with form of Warrant Certificate)

5.01	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

12.01	Statement of Computation of Ratio of Earnings to Fixed Charges

23.01	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.01)

23.02	Consent of Independent Registered Public Accounting Firm

24.01	Power of Attorney (included on signature page herein)

25.01*	Form of T-l Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939

25.02*	Form of T-l Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939

*
To be filed by amendment, as an exhibit to a current report on Form 8-K pursuant to Item 601 of Regulation S-K or, where applicable, incorporated herein by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, and incorporated herein by reference.

(1)	Incorporated herein by reference to Exhibit 3.01 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (File No. 000-19222).

(2)	Incorporated herein by reference to Exhibit 3.02 to Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (File No. 000-19222).

(3)	Incorporated herein by reference to Exhibit 3.03 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (File No. 000-19222).

(4)	Incorporated by reference to Exhibit 3.01 to the Registrant’s Current Report on Form 8-K filed January 29, 2007 (File No. 000-19222).

(5)	Incorporated herein by reference to Exhibit 4.01 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (File No. 000-19222).

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the "Trust Indenture Act") in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Genelabs Technologies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, California, as of August 16, 2007.

GENELABS TECHNOLOGIES, INC.

By:	/s/ James A.D. Smith
James A.D. Smith President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James A.D. Smith and Heather Criss Keller, and each of them, his or her true and lawful attorneys in fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits, thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and conforming all that each of said attorneys in fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated

Principal Executive Officer:

/s/ James A.D. Smith		August 16, 2007
James A.D. Smith	President and Chief Executive Officer and Director

Acting Principal Financial and Accounting Officer:

/s/ James A.D. Smith		August 16, 2007
James A.D. Smith	Acting Chief Financial Officer

Additional Directors:

/s/ Irene A. Chow		August 16, 2007
Irene A. Chow	Chairman

/s/ Leslie J. Browne		August 16, 2007
Leslie J. Browne

/s/ H.H. Haight		August 16, 2007
H.H. Haight

/s/ Alan Y. Kwan		August 16, 2007
Alan Y. Kwan

/s/ Matthew J. Pfeffer		August 16, 2007
Matthew J. Pfeffer

Index to the Exhibits

Exhibit Number	Description of Exhibit
1.01*	Form of Equity Underwriting Agreement

1.02*	Form of Debt Underwriting Agreement

3.01 (1)	Registrant’s Amended and Restated Articles of Incorporation

3.02 (2)	Registrant's Certificate of Amendment of Articles of Incorporation

3.03 (3)	Registrant's Certificate of Amendment of Articles of Incorporation dated December 14, 2005

3.04 (4)	Registrant’s Amended and Restated Bylaws

4.01 (5)	Specimen Certificate for Registrant's Common Stock

4.02	Form of Senior Indenture (including form of Senior Note)

4.03	Form of Subordinated Indenture (including form of Subordinated Note)

4.04*	Form of Certificate of Designation for the Registrant's Preferred Stock (together with Specimen Certificate for Registrant's Preferred Stock)

4.05	Form of Warrant Agreement (together with form of Warrant Certificate)

5.01	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

12.01	Statement of Computation of Ratio of Earnings to Fixed Charges

23.01	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.01)

23.02	Consent of Independent Registered Public Accounting Firm

24.01	Power of Attorney (included on signature page herein)

25.01*	Form of T-l Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939

25.02*	Form of T-l Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939

*
To be filed by amendment, as an exhibit to a current report on Form 8-K pursuant to Item 601 of Regulation S-K or, where applicable, incorporated herein by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, and incorporated herein by reference.

(1)	Incorporated herein by reference to Exhibit 3.01 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (File No. 000-19222).

(2)	Incorporated herein by reference to Exhibit 3.02 to Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (File No. 000-19222).

(3)	Incorporated herein by reference to Exhibit 3.03 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (File No. 000-19222).

(4)	Incorporated by reference to Exhibit 3.01 to the Registrant’s Current Report on Form 8-K filed January 29, 2007 (File No. 000-19222).

(5)	Incorporated herein by reference to Exhibit 4.01 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (File No. 000-19222).